UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2020

Forward Industries, Inc.

(Exact name of registrant as specified in its charter)

New York	001-34780	13-1950672
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

700 Veterans Memorial Hwy, Suite 100

Hauppauge, New York 11788

(Address of Principal Executive Office) (Zip Code)

(631) 547-3041

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FORD	The NASDAQ Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

On August 17, 2020, Forward Industries, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among the Company, Kablooe, Inc., a New York corporation and a wholly-owned subsidiary of the Company (“Newco”), Kablooe Design, Inc. a Minnesota corporation (“Kablooe”) and Tom KraMer, the sole shareholder and president of Kablooe, and completed the acquisition of substantially all the assets and assumed certain liabilities of Kablooe under the Asset Purchase Agreement (the “Asset Purchase”). The acquired assets included certain accounts receivable, sales and client relationships, contracts, intellectual property, partnership and vendor agreements, and the other assets, other than excluded assets, each as specified in the Asset Purchase Agreement.

In consideration for the Asset Purchase, Kablooe received a cash payment of approximately $350,000 and 300,000 shares of the Company’s common stock, par value $0.01 per share. Additionally, pursuant to the Asset Purchase Agreement, Kablooe is entitled to receive up to $500,000 in earn out payments if Newco achieves certain EBITDA-based milestones set forth therein for the five years following the Asset Purchase, a $50,000 retention payment if Mr. KraMer remains employed by Newco and the EBITDA milestone is met for the fourth year following the Asset Purchase, and an additional $50,000 retention payment if Mr. KraMer remains employed by Newco and the EBITDA milestone is met for the fifth year following the Asset Purchase. Additionally, the Company assumed approximately $270,000 of liabilities (inclusive of the liability described under Item 2.03 below). The estimated total consideration for the Asset Purchase, assuming full payment of the earn out and retention payments, is approximately $1.6 million.

The offer of the shares of common stock pursuant to the Asset Purchase Agreement was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

The closing of the Asset Purchase was subject to customary closing conditions and covenants, including the execution of Assignment and Assumption Agreement and other instruments and documents required by the Asset Purchase Agreement. The Asset Purchase Agreement contains customary representations and warranties of each party for a transaction of this type.

The foregoing description of the Asset Purchase Agreement and the Asset Purchase does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

To the extent required by Item 2.01, the information contained in Item 1.01 of this Current Report on Form 8-K regarding the Asset Purchase is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Asset Purchase, the Company assumed approximately $270,000 of liabilities, including a $170,550 loan. The loan: (i) bears interest at 6% per annum, (ii) matures in August 2021, (iii) requires monthly interest and principal amortization payments and (iv) is secured by funds held in escrow pending the forgiveness of a Paycheck Protection Program loan received by Kablooe. The loan contains customary events of default, including, but not limited to, failure to make a payment when due, defaults on other indebtedness, and occurrence of certain change of control events.

To the extent required by Item 2.03, the information contained in Item 1.01 of this Current Report on Form 8-K regarding the consideration paid and to be paid and liabilities assumed by the Company pursuant to the Asset Purchase Agreement is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

To the extent required by Item 3.02, the information contained in Item 1.01 of this Current Report on Form 8-K regarding the offer of shares of the Company’s common stock pursuant to the Asset Purchase Agreement is incorporated herein by reference.

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Asset Purchase, Tom KraMer was appointed as the Chief Executive Officer of and entered into a five-year Employment Agreement with Newco. Pursuant to his Employment Agreement, Mr. KraMer will be paid an annual base salary of $250,000 and will be eligible to receive cash or equity bonuses based on fiscal year performance targets to be established by the Compensation Committee of the Company’s Board of Directors in its discretion.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit

2.1	Asset Purchase Agreement by and among Forward Industries, Inc., Kablooe, Inc., Kablooe Design, Inc. and Tom KraMer dated August 17, 2020*

* Exhibits and/or Schedules have been omitted. The Company hereby agrees to furnish to the Commission upon request any omitted information.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD INDUSTRIES, INC.

Date: August 17, 2020	By:	/s/ Anthony Camarda
Name: Anthony Camarda
Title: Chief Financial Officer

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